Exhibit 5.1

Mark B. Weeks

+1 650 843 5011

mweeks@cooley.com

August 2, 2018

AirXpanders, Inc.

3047 Orchard Parkway

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to AirXpanders, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the offering of 69,631,266 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”) represented by CHESS Depositary Interests (“CDIs”) as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (c) copies of certain resolutions of the board of directors of the Company relating to the authorization of the filing of the Registration Statement and any amendments or supplements thereto, the issuance of the Shares, and other related matters, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon and with the foregoing qualifications, we are of the opinion that the Shares, when sold and issued against payment therefore in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:      /s/ Mark B. Weeks

      Mark B. Weeks

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com